Exhibit 10.1

DIEDRICH COFFEE, INC.

CHIEF EXECUTIVE OFFICER

EMPLOYMENT AGREEMENT

This Chief Executive Officer Employment Agreement (this “Agreement”) is entered into as of February 7, 2008 by and between J. Russell Phillips (“Executive”) and Diedrich Coffee, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company and provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive desires to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment.

1.1 Title. Subject to the terms set forth herein, the Company hereby employs Executive as its President and Chief Executive Officer (“CEO”), and Executive hereby accepts such employment, effective as of February 7, 2008 (the “Effective Date”).

1.2 Duties.

(a) Executive shall act as the CEO of the Company pursuant to the terms of this Agreement and shall be employed exclusively by the Company. Executive shall have and perform such duties as are customarily associated with the position of CEO of the Company, consistent with the Bylaws of the Company and as reasonably required by the Company’s Board of Directors (the “Board”) or the Chairman of the Board (the “Chairman”).

(b) Executive shall report to the Board, the Chairman and, in the event so directed by the Board, one or more other members of the Board (as specified by the Board), and shall follow their directives (provided that such directives are not unlawful and are related to the duties and obligations of Executive).

(c) Executive shall devote his loyalty, best efforts and substantially all of his attention and time during business hours to and on behalf of the Company (including entities controlled by or under common control with the Company).

1.3 Company Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, as generally in effect from time-to-time, including those applicable to officers of the Company and those relating to protection of confidential information and assignment of inventions; provided that, if the terms of this Agreement differ from or are in conflict with such employment policies or practices, this Agreement shall control.

1.4 Board of Directors. Executive shall continue his service as a member of the Company’s Board of Directors to serve until the next annual meeting of stockholders. Thereafter, he will stand for election with the other directors at the annual meeting of stockholders.

2. Compensation. For all promises and covenants made and performed by Executive pursuant to this Agreement (including all services rendered hereunder) and commencing on the Effective Date, the Company shall compensate Executive as set forth below. Executive shall have no right to any specific compensation (including benefits) other than as expressly set forth herein or required pursuant to applicable law.

2.1 Salary. The Company shall pay to Executive an annual base salary of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) (the “Base Salary”), payable on a biweekly basis in accordance with the normal payroll practices of the Company. Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board.

2.2 Bonus. Executive shall be eligible for an annual bonus (the “Bonus”) pursuant and subject to the following terms and conditions:

(a) Target Bonus. The target amount for the Bonus shall be seventy-five percent (75%) of the Base Salary.

(b) Performance-Based Bonus. Eighty percent (80%) of the Bonus shall be based on Executive’s performance with respect to certain objective goals to be established for each fiscal year, which goals shall be developed by the CEO within sixty (60) days after the beginning of each fiscal year and then approved by the Compensation Committee of the Board (the “Compensation Committee”) no later than ninety (90) days after the beginning of such fiscal year.

(c) Discretionary Bonus. Twenty percent (20%) of the Bonus shall be at the sole discretion of the Compensation Committee.

(d) Current Fiscal Year. Notwithstanding the foregoing, with respect the fiscal year that is ongoing as of the Effective Date, the objective goals for the performance-based Bonus (described in clause (b) above) shall be established by the Compensation Committee in consultation with Executive within thirty (30) days after the Effective Date, and any Bonus payable hereunder with respect to such fiscal year shall be prorated based on the number of days Executive was employed by the Company during such fiscal year.

(e) Timing of Determination and Payment. The amount of the Bonus shall be determined as promptly as practicable after the close of the Company’s fiscal year and after the Company has received its audited financial statement for such fiscal year. Executive must have been employed by the Company throughout the entire fiscal year in order to be eligible to receive the Bonus for such fiscal year; provided that, with respect to the fiscal year that is ongoing as of the Effective Date, Executive must have been employed with the Company only for the remainder of such fiscal year.

2.3 Transition Payment. The Company shall pay to Executive a one-time payment of Twenty-Five Thousand Dollars ($25,000) (the “Transition Payment”) within ten (10) days after the Effective Date. If, before the first (1st) anniversary of the Effective Date, Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or Executive voluntarily terminates his employment with the Company, then Executive shall repay to the Company the Transition Payment within ten (10) days after the date of such termination.

2.4 Stock Options. The Company shall grant Executive options (the “Options”) to purchase 275,000 shares of common stock of the Company pursuant to the terms and subject to the conditions set forth in the Stock Option Agreement in substantially the form attached hereto as Exhibit A (the “Option Agreement”). The exercise price of the Options shall be $3.23 per share of the Company’s common stock. The Options shall vest over three (3) years, with one-third (1/3) of the Options vesting on each anniversary of the Effective Date until all Options have vested, pursuant to the Option Agreement. As set forth in further detail in the Option Agreement, the option grant described in this Section 2.4 shall be subject to stockholder approval, which shall be sought at the first annual meeting to be held after the Effective Date.

2.5 Vacation. Executive shall be entitled to four (4) weeks (20 business days) of paid vacation per year, which shall accrue in accordance with the Company’s vacation policy, as amended from time to time. Notwithstanding the foregoing, during the first year of this Agreement, in Executive’s discretion, Executive shall be entitled to utilize vacation days in advance of their accrual. The Company shall be obligated to pay Executive for accrued unused vacation only in connection with termination of his employment. In addition, Executive shall be entitled to sick days and other paid time-off consistent with the Company’s general policies and practices applicable to such matters.

2.6 Standard Company Benefits. Executive shall be entitled to those benefits provided to the Company’s executives generally and for which he is eligible pursuant to the terms and conditions of the relevant plans.

2.7 Business Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in connection with the business of the Company and the performance of his duties under this Agreement, subject to Executive providing the Company with reasonable documentation thereof.

3. Certain Covenants.

3.1 Confidentiality.

(a) Executive acknowledges that the nature of Executive’s employment with the Company is such that Executive will have access to confidential information and trade secrets that have great value to the Company and constitute a substantial basis and foundation of the business of the Company and its affiliates (the “Business”), including: financial information; sales and marketing methods; programs and related data, or other written records used in the Business; computer processes, programs and codes; the names, addresses, buying habits or practices of clients and customers of the Business; compensation paid to other employees and independent contractors and other terms of their employment or contractual relationships; and any other confidential information of, about or concerning the Business (collectively, the “Confidential Information”). Executive agrees to keep all Confidential Information in confidence during his employment and at any time thereafter, and not to disclose any of such Confidential Information to any third party or use such Confidential Information, except as Executive’s duties hereunder require.

(b) For purposes of this Agreement, the term “Confidential Information” shall not include any information that: (i) has been made public by the Company (other than by acts of Executive in violation of this Agreement or other obligation of confidentiality); (ii) is developed by Executive independently of any information the Executive learns in the course of fulfilling his duties hereunder; or (iii) Executive is legally compelled to disclose, provided that (A) Executive is advised by written opinion of the Executive’s counsel, who shall be reasonably satisfactory to the Company, that he is legally required to disclose such information and (B) Executive notifies the Company of such proposed disclosure as far in advance of its disclosure as is practicable and uses his best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c) All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written or graphic records and work papers, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the Business, which the Executive might prepare, use, construct, observe, possess or control, shall be and shall remain the Company’s sole property. Upon termination of his employment, Executive shall return and deliver all such property to the Company.

(d) Executive shall execute and deliver to the Company, on or before the Effective Date, the Company’s standard form of agreement relating to proprietary information and assignment of inventions.

(e) The breach of any of the terms in this Section 3.1 shall constitute a material breach of this Agreement.

3.2 Indemnification. As soon as practicable after the Effective Date, the Company shall execute an indemnification agreement, in the form entered into with the Company’s directors and other officers.

4. Outside Activities.

4.1 Non-Business Activities. During his employment with the Company, except with the prior written consent of the Board, Executive shall not undertake or engage in any other employment, occupation or business enterprise; provided, however, that Executive may engage in the activities set forth on Exhibit B attached hereto as well as in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder and do not result in any cost or expense to the Company.

4.2 Adverse Investments and Interests. During his employment with the Company, Executive shall not acquire, assume or participate in, directly or indirectly, any material position, investment or interest known by him to be adverse or antagonistic to the Company, the Business or the Company’s prospects, financial or otherwise.

4.3 Non-Competition. During his employment with the Company, except on behalf of the Company, Executive shall not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative or consultant, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person or entity that competes with the Company or the Business.

4.4 Passive Investments. Nothing in this Section 4 shall prohibit or restrict Executive from purchasing or owning, in the aggregate, up to one percent (1%) of the outstanding securities of any publicly traded company.

5. Term of Employment; Termination.

5.1 Term of Employment. Unless otherwise terminated earlier pursuant to this Section 5, Executive’s employment with the Company shall be for a term of up to three (3) years, commencing on the Effective Date. Notwithstanding the foregoing and any other provision in this Agreement, Executive’s employment with the Company shall be on an “at will” basis, meaning that either Executive or the Company shall have the right to terminate Executive’s employment with the Company at any time, for any or no reason, with or without Cause, and with or without notice. As such, upon any termination or expiration of this Agreement, Executive shall not be entitled to any payment or form of severance, other than as specifically set forth in Sections 5.3 and 6.2.

5.2 Termination of Employment.

(a) Termination of Rights and Obligations. Subject to Section 9.1, this Agreement and all rights and obligations hereunder shall terminate upon the earliest to occur of any of the following:

(i) the voluntary termination of Executive’s employment with the Company by Executive;

(ii) the death or Permanent Disability (as defined below) of Executive;

(iii) the termination of Executive’s employment with the Company for Cause by the Company (as defined below);

(iv) the termination of Executive’s employment with the Company by the Company other than for Cause; or

(v) the expiration of this Agreement.

(b) Definitions. The following definitions shall apply to this Agreement and the Option Agreement:

(i) “Cause” shall mean the occurrence of one or more of the following, on or after the Effective Date: (A) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (B) Executive’s material breach of this Agreement; (C) Executive’s failure, after receipt of written notice, to follow the direction of the Board or the Chairman and perform his obligations hereunder; (D) Executive’s commission of an act or omission to act, as applicable, involving fraud, dishonesty, gross negligence or willful misconduct in connection with the Company or the Business or that otherwise materially and adversely impacts the Company or the Business, monetarily or otherwise; (E) Executive’s breach of any of his fiduciary or similar duties owed to the Company or material breach of any rules or policies applicable to the Company’s employees generally; or (F) Executive’s unlawful non-prescription use of any controlled substance or repeated use of alcohol or any other non-controlled substance, which, in the reasonable bona fide determination of the Board, renders Executive unfit or unable to perform his duties and obligations hereunder.

(ii) “Permanent Disability” shall mean the inability of Executive, by reason of any ailment or illness, or physical or mental condition, to devote substantially all of his time during normal business hours to the daily performance of Executive’s duties hereunder for a period of 60 consecutive calendar days or for an aggregate of 90 days in any 360-day period. The Company, at its option and expense, shall be entitled to retain a physician, who shall be reasonably acceptable to Executive, to confirm the existence of any Permanent Disability.

(iii) “Termination Date” shall mean: (A) in the case of termination of Executive’s employment by Executive, the last full business day that the Executive performs his duties hereunder for or on behalf of the Company; (B) in the case of termination of Executive’s employment by the Company, the date specified by the Board or the Chairman; or (C) in the case of termination of Executive’s employment with the Company due to Executive’s death or Permanent Disability, the date on which Executive is pronounced dead or deemed to have suffered Permanent Disability.

5.3 Payments Upon Termination of Employment. In the event Executive’s employment with the Company is terminated for any reason (whether by Executive or the Company, due to death or Permanent Disability or as a result of expiration of this Agreement), the Company shall pay Executive the compensation and benefits payable to Executive under Section 2 through the applicable Termination Date. Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans. All other compensation from and after the Termination Date shall cease (except for those benefits that must be continued pursuant to applicable law or by the terms of such benefit plans), and Executive (or his successors, beneficiaries or estate, if applicable) shall not be entitled to any severance pay or other payment or compensation whatsoever upon such termination.

6. Change of Control.

6.1 Definition of Change of Control. For purposes of this Agreement and the Option Agreement, “Change of Control” shall mean the first to occur of the following events: (a) a sale of all or substantially all of the assets of the Company to any other person or entity (other than an affiliate of the Company); (b) a merger or consolidation involving the Company in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the completion of such transaction hold, directly or indirectly, less than ten percent (10%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or comparable successor rules) of the securities of the surviving corporation (excluding any stockholders who possessed a beneficial ownership interest in the surviving corporation prior to the completion of such transaction); or (c) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor law (excluding any affiliate of the Company or any employee benefit plan, or related trust, sponsored or maintained by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of securities of the Company representing at least ninety percent (90%) of the combined voting power entitled to vote in the election of directors.

6.2 Change of Control Payment. If a Change of Control occurs during the term of this Agreement, then Executive shall be entitled to receive, upon timely execution of the Release (as defined below) as more fully described in Section 8, (i) a payment in cash equal to 100% of the Base Salary (exclusive of bonus or any other benefits) (the “Change of Control Payment”) and (ii) the benefits (if any) set forth in the Option Agreement.

7. Non-Solicitation. During his employment with the Company, and for two (2) years immediately following the Termination Date, Executive shall not interfere with the Business or the Company’s Confidential information, trade secrets, clients, customers, employees, independent contractors or other property, assets, rights and interest. Without limiting the foregoing, for two (2) years immediately following the Termination Date, Executive shall not, directly or indirectly, solicit, attempt to solicit, induce, or otherwise cause any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor for or to any business that is competitive with the Business.

8. Release. In exchange for the benefits and other consideration under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit C (the “Release”) upon the occurrence of a Change of Control. Unless the Release is executed by Executive and delivered to the Company in a timely manner, Executive shall not receive the Change of Control Payment or any benefits provided under the Option Agreement.

9. General Provisions.

9.1 Survival; Remedies. Sections 3.1, 7 and 8, Executive’s obligation to make payments (if any) to the Company under Section 2.3, the Company’s obligation to make payments (if any) to Executive under Sections 5.3 and 6.2, and this Section 9 shall survive termination of Executive’s employment with the Company and termination of this Agreement. Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that the Company’s remedy at law for the breach, or threatened breach, of any of his obligations under Section 3.1 or 7 would be inadequate and that his breach, or threatened breach, of any of the provisions of such Sections would cause irreparable damage to the Company or the Business. Executive therefore acknowledges and agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach and that such relief may be granted in any proceeding that may be brought to enforce any provision of Section 3.1 or 7 without the necessity of proof of actual damage.

9.2 Withholding. All compensation payable hereunder, including salary and bonuses and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

9.3 Notices. Any notice or other communication provided hereunder or under the Option Agreement shall be in writing and shall be deemed effective and delivered: (a) if sent by facsimile during business hours in the location of receipt, then upon transmission and verification of receipt, and if not sent during such business hours, then on the next business day (provided that verification of receipt shall have been received); (b) if sent by mail, on the third (3rd) business days after deposit with the U.S. Postal Service, with first class postage prepaid; (c) if sent by overnight courier, on the first (1st) business day after deposit with a reputable nationwide overnight courier service guaranteeing next business day delivery; or (d) if given by an other means, upon actual delivery. Notice and communication (i) to the Company shall be at its primary office location and (ii) to Executive shall be at his address as listed on the Company’s records.

9.4 Severability. Whenever possible, each provision of this Agreement and the Option Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Option Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement or the Option Agreement, as the case may be, will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein or therein.

9.5 Waiver. If either party should waive any breach of any provisions of this Agreement or the Option Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement or the Option Agreement.

9.6 Entire Agreement; Amendments. This Agreement, together with the Option Agreement and the Company’s standard form of agreement relating to proprietary information and assignment of inventions, constitutes the entire agreement between Executive and the Company and it is the complete, final and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Executive and the Company, with regard to the subject matters contained herein and therein. The parties acknowledge that their agreements hereunder and under the Option Agreement were not procured in reliance on any representation, warranty, agreement or covenant other than those expressly contained herein or therein. This Agreement may not be modified or amended except with a written instrument duly executed by each of the parties (which, in the case of the Company, shall be a duly authorized director or officer of the Company).

9.7 Counterparts. This Agreement and the Option Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same agreement.

9.8 Interpretation. The headings of the sections hereof and of the Option Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the construction or interpretation of any provision hereof or thereof. This Agreement and the Option Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring one party by virtue of the authorship of any of the provisions hereof or thereof.

9.9 Successors and Assigns. This Agreement and the Option Agreement are intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his rights or obligations hereunder or thereunder without the written consent of the Company.

9.10 Attorney Fees. If any party hereto brings any action to enforce such party’s rights hereunder or under the Option Agreement, the prevailing party in any such action shall be entitled to recover such party’s reasonable attorneys’ fees and costs incurred in connection with such action.

9.11 Arbitration. To provide a mechanism for rapid and economical dispute resolution, the parties hereto agree that any and all disputes, claims or causes of action, in law or equity, arising from or relating to their employment relationship, this Agreement (including the Release) and the Option Agreement, or their respective enforcement, performance, breach or interpretation, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration before a single JAMS arbitrator, held in Irvine, California and conducted under the JAMS Arbitration Rules and Procedures for Employment Disputes (or comparable successor rules). The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise required by law, the arbitrator shall award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section 9.11 or in the Option Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the decision of the arbitrator.

9.12 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement or the Option Agreement shall be governed by the laws of the State of California as applied to contracts made and to be performed entirely within California, without regard to its conflicts of law provisions.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:

Diedrich Coffee, Inc.

By:	/s/ Paul C. Heeschen
Name:	Paul C. Heeschen
Title:	Chairman of the Board

EXECUTIVE:

/s/ J. Russell Phillips
J. Russell Phillips

SIGNATURE PAGE

TO

EMPLOYMENT AGREEMENT

Exhibit A

STOCK OPTION AGREEMENT

Exhibit B

OUTSIDE ACTIVITIES

Board Positions

1. Sperry Van Ness, Commercial Real Estate Advisors, Advisory Board

2. Milestone Risk Management, Advisory Board

Consulting Agreement

Fee for services agreement with Thoro Packaging for their Annual Weekend Planning Conference to be held in April 2008

Speaking Engagements

1. 2008 speaking engagements for Vistage International on February 13, February 21 and October 28

2. 2008 speaking engagements for TEC Canada on May 27, May 28 and July 10

3. Subsequent speaking engagements — after 2008, Executive shall be permitted to accept up to four speaking engagements each year.

Agreements to be Terminated

The following agreement and the activities thereunder will be terminated within 30 days of the Effective Date:

WFCO (World Friendship Company) Manufacturing Consulting Agreement

Exhibit C

RELEASE

I understand that a Change of Control (as defined in the Employment Agreement) has occurred effective as of             . Diedrich Coffee, Inc. (the “Company”) has agreed that, if I choose to sign this Release (this “Release”), the Company will pay me certain benefits (less applicable withholdings and deductions) pursuant to the terms of the Chief Executive Officer Employment Agreement, entered into as of February 7 2008 between myself and the Company (the “Employment Agreement”), and the Option Agreement (as defined in the Employment Agreement). I understand that I am not entitled to such benefits unless I sign this Agreement. I understand that, in addition to such benefits, the Company will pay me all of my accrued salary and vacation to which I am entitled by law regardless of whether I sign this Release.

In consideration for the benefits I am receiving under this Release, the Employment Agreement and the Option Agreement, I hereby release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment, claims of breach of contract, tort, wrongful termination or discrimination, or claims for any form of compensation. This Release is not intended to release any claims I have or may have against any of the released parties for: (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) benefits specifically provided for in the Employment Agreement and the Option Agreement, which constitute a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) events, acts or omissions occurring after the date of this Release. In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction. Section 1542 of the California Civil Code states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or the Older Worker Benefit Protection Act (“OWBPA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA and the OWBPA, that: (i) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (ii) I should consult with an attorney prior to executing this Release, (iii) I have 21 days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (iv) I have seven (7) days following execution to revoke this Release; and (v) this Release shall not be effective until such revocation period has expired.

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I accept and agree to the terms and conditions stated above:

Date:
J. Russell Phillips